Exhibit 23.6

1945 Old Gallows Road

Suite 260

Vienna, VA 22182

(703) 919-7285

October 22, 2025

HCYC Holding Company

Suite 1008, 10/F., Ocean Centre, Harbour City

5 Canton Road, Tsim Sha Tsui, Hong Kong

Dear Sir/Madam:

We hereby consent to the reference to our firm and the summaries of our opinions under the Cover Page and the headings “Summary of the Proxy Statement/Prospectus”, and “Legal Matters” in HCYC Holding Company’s Registration Statement on Form F-4, which is filed with the Securities and Exchange Commission (the “SEC”) on the date hereof (such registration statement, as so amended, the “Registration Statement”), under the U.S. Securities Act of 1933, as amended, in relation to the proposed business combination among HCYC Holding Company, AlphaTime Acquisition Corp., ATMC Merger Sub 1 Limited, ATMC Merger Sub 2 Limited, HCYC Merger Sub Limited, and HCYC Group Company Limited. We also consent to the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ VCL Law LLP
VCL Law LLP